Exhibit 99.1

January 9, 2001
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                                                  FOR MORE INFORMATION, CONTACT:

                                                          MR. ROBERT MOSIER, CEO
                                                           PREMIER LASER SYSTEMS
                                                    (714) 432-0800, EXT. 222, OR

                                                              MR. RANDY MCDONALD
                                                          THE MAGNUM GROUP, INC.
                                                                  (415) 435-5550

                  PREMIER SUSPENDS NEGOTIATIONS WITH PRO-LASER

Irvine, CA, January 9, 2001, Premier Laser Systems, Inc. announced today that it has suspended negotiations with Pro-Laser Ltd. for the purchase of its EYESYS corneal topography business unit and the planned merger between the companies.

Premier's chief executive officer Robert Mosier stated "The parties could not reach agreement on the proposed terms of these transactions." Mr. Mosier also noted "Premier, through its financial advisor, The Magnum Group, Inc., has been in contact with a number of companies that are interested in the EYESYS asset,

as well as additional companies that would like to pursue merger discussions."

Premier intends to place the EYESYS asset into a sealed bid auction process with a minimum opening bid being at least $1 million.


Premier filed for Chapter 11 protection in March of 2000. Since then it has been disposing of certain assets and seeking a merger partner. Premier and Pro-Laser entered into a letter of intent last September for Pro-Laser to acquire the

EyeSys business unit from Premier. EYESYS manufactures and sells both office based and hand-held corneal topography systems. EYESYS is a well-known ophthalmic brand name with approximately 4,000 users worldwide. ProLaser had also signed a letter of intent to merge with Premier in October 2000.


PREMIER INTENDS TO CONTINUE ITS EFFORTS TO SELL EYESYS AND ITS REMAINING ASSETS

AS WELL AS SEEK A MERGER PARTNER.

                                       5